ISSI Announces Fourth Quarter And Fiscal 2013 Results

MILPITAS, Calif., Oct. 29, 2013 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported financial results for the fourth quarter and fiscal year ended September 30, 2013.

Fourth Fiscal Quarter and Recent Highlights:

  Reported total revenue of $78.4 million, compared to $77.8 million in the third fiscal quarter of 2013 and $72.5 million in the fourth fiscal quarter of 2012;
  Automotive revenue increased 9.3% sequentially;
  GAAP net income was $0.15 per diluted share and non-GAAP net income was $0.20 per diluted share;
  Generated $11.6 million in cash flow from operations and cash and short-term investments grew to $141.6 million; and
  Announced higher density Flash product line covering SPI and Parallel flash targeted at automotive, industrial, consumer, computing, and communication markets.

Fiscal Year 2013 Highlights:

  Fiscal 2013 revenue grew to $307.6 million, an increase of 15.6% compared to fiscal 2012;
  Automotive revenue increased 28.2% compared to fiscal 2012;
  GAAP net income was $17.5 million, or $0.59 per diluted share, and non-GAAP net income was $24.2 million, or $0.81 per diluted share;
  Realized aggregate gains of $12.0 million on sales of a portion of the Company's shares of Nanya Technology Corporation ("Nanya"); and
  Generated $33.5 million in cash flow from operations during the fiscal year.

"Fiscal 2013 reflected a strong year of growth for ISSI, driven primarily by our automotive business, which represented almost half of our total revenue," said Scott Howarth, ISSI's President and CEO. "Our automotive success reflects both increased market share and significant growth in electronic content per vehicle. ISSI's design win momentum in applications such as infotainment, satellite radio, Bluetooth, safety camera systems, displays and telematics have been the key to our success in this market. We believe we are also well positioned with more advanced DDR3 products to support even higher performance solutions in vehicles in the coming years.

"For the year, our consumer end market revenue increased due to the addition of flash products, and industrial, medical and military ("IMM") revenue increased slightly in spite of continued weakness in Europe. We significantly expanded our product portfolio, design activity and customer base in IMM in fiscal 2013 and believe we are well positioned for future volume increases. Communications sales declined year-over-year as a result of the weak macro environment and continued delays in infrastructure investments by carriers. However, we significantly increased our addressable market with new QUAD SRAM and RLDRAM® solutions, which we expect to be key contributors to our anticipated growth in fiscal 2014. Also notable during the year, we won a competitive design bid for next generation memory with Cisco Systems, Inc. significantly expanding our relationship with this important customer, and expect this design to begin ramping in 2015. As evidenced by our results this year, our focus on expanding our product portfolio, broadening customer relationships and being recognized as a key strategic supplier of specialty memory solutions continued to serve us well."

Fourth Fiscal Quarter 2013 Results
Revenue in the fourth fiscal quarter ended September 30, 2013 was $78.4 million, compared to $77.8 million in the third quarter of 2013 and an increase of 8.1% from the $72.5 million in the fourth fiscal quarter of 2012. Revenue in the fourth fiscal quarter of 2013 consisted of $69.9 million of SRAM and DRAM revenue, $6.4 million of NOR flash revenue, and $2.1 million of analog revenue. SRAM and DRAM revenue increased 3.6% from the June 2013 quarter and 1.2% from the September 2012 quarter.

GAAP gross margin in the fourth fiscal quarter was 33.1%, compared to 33.5% in the June 2013 quarter, and 25.3% in the September 2012 quarter. Non-GAAP gross margin was 33.3%, compared to 33.7% in the June 2013 quarter.

During the fourth fiscal quarter, the Company continued to sell a portion of the Nanya shares it purchased in September 2012, realizing a gain of $2.9 million. The remaining tradable Nanya shares are classified as short-term investments since the Company intends to sell such shares within one year.

GAAP income tax expense in the fourth fiscal quarter was $2.7 million, compared to $5.2 million in the June 2013 quarter and $1.1 million in the September 2012 quarter.

GAAP net income in the fourth fiscal quarter of 2013 was $4.7 million, or $0.15 per diluted share, compared to GAAP net income of $7.1 million, or $0.24 per diluted share, in the June 2013 quarter and GAAP net loss of $13.2 million, or $0.48 per share, in the September 2012 quarter.

Non-GAAP net income in the September 2013 quarter was $6.1 million, or $0.20 per diluted share, compared to $6.7 million, or $0.23 per diluted share, in the June 2013 quarter and $6.9 million, or $0.24 per diluted share, in the September 2012 quarter.

Our non-GAAP results exclude stock based compensation, amortization of intangibles related to acquisitions, other acquisition related charges, asset impairment charges, gains on the sales of investments, impairment of investment, and non-cash tax expense. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Fiscal 2013 Results:
Revenue for the fiscal year ended September 30, 2013 was $307.6 million, an increase of 15.6% from revenue of $266.0 million in fiscal 2012. DRAM and SRAM revenue in fiscal 2013 was $269.3 million, an increase of 5.3% from fiscal 2012. GAAP gross margin in fiscal 2013 was 33.0%, compared with 31.2% in fiscal 2012.

GAAP net income in fiscal 2013 was $17.5 million, or $0.59 per share, compared to a GAAP net loss in fiscal 2012 of $2.7 million, or $0.10 per diluted share. Non-GAAP net income in fiscal 2013 was $24.2 million, or $0.81 per diluted share. This compares to non-GAAP net income of $25.8 million, or $0.89 per diluted share, in fiscal 2012.

Cash, cash equivalents and short-term investments totaled $141.6 million at September 30, 2013, compared with $82.0 million at September 30, 2012.

December Quarter Outlook
The Company expects total revenue for the September quarter to range between $76.0 and $82.0 million, consisting of SRAM and DRAM revenue of between $68.0 million and $72.5 million, NOR flash revenue of between $6.0 million and $7.0 million, and analog revenue of between $2.0 million and $2.5 million. Gross margin for the December quarter is expected to range between 33% and 34%. Operating expenses are expected to range between $21.5 million and $22.5 million. The Company expects to realize additional gains on the Nanya shares in the December quarter. However, it is difficult to predict the total gains for the quarter and, as such, these gains have been excluded from the GAAP and Non-GAAP net income guidance. GAAP net income is expected to be between $0.10 and $0.14 per diluted share and non-GAAP net income, which excludes non-cash tax expense related to the utilization of deferred tax assets, stock-based compensation, amortization of intangibles related to acquisitions, and gains on the sales of Nanya shares, is expected to range between $0.17 and $0.21 per diluted share.

Conference Call Information
A conference call will be held today at 7:00 a.m. Pacific Time to discuss the Company's fourth quarter and fiscal 2013 financial results. To access ISSI's conference call via telephone, dial 800-723-6575 by 6:50 a.m. Pacific Time. The participant passcode is 7888277. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information
In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP gross margin, operating income, provision for income taxes and net income for certain periods that exclude stock based compensation, the amortization of intangibles related to acquisitions, other acquisition related charges, asset impairment charges, gains on the sales of investments, impairment of investment, and non-cash tax expense. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented these non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the impact of the items described above. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of the GAAP and non-GAAP measures.

About the Company
ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, medical, and military, and (iv) digital consumer. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets NOR flash products and high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com/.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning ISSI's design win momentum, being well positioned with more advanced DDR3 products to support even higher performance solutions in vehicles in the coming years, continued weakness in Europe, being well positioned for further volume increases, significantly increased addressable market with new QUAD SRAM and RLDRAM® solutions, which we expect to be key contributors to our anticipated growth in fiscal 2014, significantly expanding our relationship with Cisco Systems and expecting this design to begin ramping in 2015, our focus continuing to serve us well, intending to sell more Nanya shares within one year and our outlook for the December 2013 quarter with respect to revenue, SRAM and DRAM revenue, NOR flash revenue, analog revenue, gross margin, operating expenses, expecting additional gains on sales of Nanya shares, and GAAP and Non-GAAP net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, the success of our customers' products that use our devices, ability to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, our ability to realize the expected benefits of our acquisitions including maintaining relationships with key customers, vendors and employees, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers or other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2012 and the Company's Form 10-Q for the quarter ended June 30, 2013. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

	Integrated Silicon Solution, Inc.
	Condensed Consolidated Statements of Income
	(Unaudited)
	(In thousands, except per share data)

	Three Months Ended			Fiscal Year Ended

	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012

Net sales	$ 78,392	$ 77,788	$ 72,500	$ 307,570	$ 265,950
Cost of sales	52,458	51,741	54,172	206,109	182,966
Gross profit	25,934	26,047	18,328	101,461	82,984

Operating expenses:
Research and development	9,925	10,583	10,062	40,839	30,918
Selling, general and administrative	11,316	10,829	13,867	43,964	42,174
Impairment of goodwill	-	-	4,261	-	4,261
Total operating expenses	21,241	21,412	28,190	84,803	77,353

Operating income (loss)	4,693	4,635	(9,862)	16,658	5,631
Interest and other income (expense), net	(183)	546	(2,148)	1,146	(1,724)
Gain on sale of investments	2,878	7,280	-	12,217	-

Income (loss) before income taxes	7,388	12,461	(12,010)	30,021	3,907
Provision for income taxes	2,658	5,215	1,108	12,277	6,512

Consolidated net income (loss)	4,730	7,246	(13,118)	17,744	(2,605)

Net income attributable to
noncontrolling interests	(32)	(182)	(128)	(196)	(113)

Net income (loss) attributable to ISSI	$ 4,698	$ 7,064	$ (13,246)	$ 17,548	$ (2,718)

Basic net income (loss) per share	$ 0.16	$ 0.25	$ (0.48)	$ 0.62	$ (0.10)
Shares used in basic per share calculation	28,928	28,293	27,475	28,223	27,120

Diluted net income (loss) per share	$ 0.15	$ 0.24	$ (0.48)	$ 0.59	$ (0.10)
Shares used in diluted per share calculation	30,372	29,755	27,475	29,694	27,120

Reconciliation of GAAP to Non-GAAP Financial Measures
	Three Months Ended			Fiscal Year Ended
	(In thousands, except per share data)

	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012

Gross Margin:
GAAP gross profit	$ 25,934	$ 26,047	$ 18,328	$ 101,461	$ 82,984
Adjustments:
Chingis intangible asset amortization	170	159	-	631	-
Chingis acquisition related inventory write up	-	-	-	492	-
Si En intangible asset impairment	-	-	5,402	-	5,402
Total adjustments	170	159	5,402	1,123	5,402
Non-GAAP gross profit	26,104	26,206	23,730	102,584	88,386
Non-GAAP gross margin	33.3%	33.7%	32.7%	33.4%	33.2%

Operating income (loss):
GAAP operating income (loss)	$ 4,693	$ 4,635	$ (9,862)	$ 16,658	$ 5,631
Adjustments:
Chingis intangible asset amortization	347	336	-	1,352	-
Chingis acquisition expenses and charges	-	-	1,284	-	1,284
Chingis acquisition related inventory write up	-	-	-	492	-
Si En intangible asset amortization and charge	-	-	291	-	1,553
Si En intangible asset impairment	-	-	14,330	-	14,330
Stock-based compensation expense	1,568	1,464	1,301	5,941	5,031
Total adjustments	1,915	1,800	17,206	7,785	22,198
Non-GAAP operating income	$ 6,608	$ 6,435	$ 7,344	$ 24,443	$ 27,829

Provision for income taxes:
On a GAAP basis	$ 2,658	$ 5,215	$ 1,108	$ 12,277	$ 6,512
Adjustments:
Non-cash tax expense	1,335	2,295	588	6,691	3,953
Tax impact of gains on sale of investments	1,052	2,839	-	4,357	-
Total adjustments	2,387	5,134	588	11,048	3,953
Non-GAAP provision for income taxes	$ 271	$ 81	$ 520	$ 1,229	$ 2,559

Net income (loss) attributable to ISSI:
On a GAAP basis	$ 4,698	$ 7,064	$ (13,246)	$ 17,548	$ (2,718)
Adjustments:
Chingis intangible asset amortization	347	336	-	1,352	-
Chingis acquisition expenses and charges	-	-	1,284	-	1,284
Chingis acquisition related inventory write up	-	-	-	492	-
Si En intangible asset amortization and charge	-	-	291	-	1,553
Si En intangible asset impairment	-	-	14,330	-	14,330
Stock-based compensation expense	1,568	1,464	1,301	5,941	5,031
Gain on sales of investment	(2,878)	(7,280)	-	(12,217)	-
Impairment of investment	-	-	2,327	-	2,327
Non-cash tax expense	1,335	2,295	601	6,691	3,966
Tax impact of gains on sale of investments	1,052	2,839	-	4,357	-
Total adjustments	1,424	(346)	20,134	6,616	28,491
Non-GAAP net income	$ 6,122	$ 6,718	$ 6,888	$ 24,164	$ 25,773

Shares used in Non-GAAP net income per share:
Basic	28,928	28,293	27,475	28,223	27,120
Diluted	30,372	29,755	29,160	29,694	28,901

Non-GAAP net income per share:
Basic	$ 0.21	$ 0.24	$ 0.25	$ 0.86	$ 0.95
Diluted	$ 0.20	$ 0.23	$ 0.24	$ 0.81	$ 0.89

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	September 30,
	2013	2012
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 119,997	$ 75,497
Short-term investments	21,558	6,541
Accounts receivable, net	46,088	47,710
Inventories	68,469	66,964
Other current assets	16,928	21,204

Total current assets	273,040	217,916
Property, equipment and leasehold improvements, net	46,504	29,286
Purchased intangible assets, net	6,626	8,226
Goodwill	9,178	9,178
Other assets	26,521	52,465
Total assets	$ 361,869	$ 317,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 50,229	$ 44,705
Accrued compensation and benefits	8,072	9,420
Accrued expenses	7,357	11,133
Current portion of long-term debt	195	-

Total current liabilities	65,853	65,258

Long-term debt	4,534	-
Other long-term liabilities	8,712	5,478

Total liabilities	79,099	70,736

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	343,947	330,473
Accumulated deficit	(72,498)	(90,046)
Accumulated comprehensive income	9,121	2,399

Total ISSI stockholders' equity	280,573	242,829

Noncontrolling interest	2,197	3,506

Total stockholders' equity	282,770	246,335
Total liabilities and stockholders' equity	$ 361,869	$ 317,071

(1) Derived from audited financial statements.

CONTACT: John M. Cobb, Chief Financial Officer, Investor Relations, (408) 969-6600, ir@issi.com; or Leanne K. Sievers, Shelton Group, (949) 224-3874, lsievers@sheltongroup.com